Exhibit 99.1

SL GREEN REALTY CORP.

For Further Information, Contact:
Marc Holliday
President
Michael W. Reid
Chief Operating Officer
(212) 594-2700

FOR IMMEDIATE RELEASE


SL GREEN REALTY CORP. ANNOUNCES JOINT

VENTURE WITH SITQ IMMOBILIER ON ONE PARK AVENUE



NEW YORK, May 29, 2001 - SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into a joint venture with respect to the ownership of SL Green's interests in One Park Avenue with SITQ Immobilier, a subsidiary of Caisse de depot et placement du Quebec, the largest pension fund in Canada with over Cdn $125 billion in assets under management.



Under the terms of the joint venture, SITQ Immobilier has purchased a 45% interest in SL Green's interests in the property based upon a gross aggregate price of $233.9 million and yielding proceeds of approximately $41.0 million, inclusive of closing costs and reimbursements. The transaction enables SL Green to free up capital for additional high growth opportunities while enhancing the yield on its investment interests in One Park Avenue through various fee arrangements with respect to the investment.



One Park Avenue is a 20-story office building with approximately 913,000 square feet located on the entire block front on Park Avenue between 32nd and 33rd Streets.



In making the announcement, Marc Holliday, President of SL Green, said "We are delighted to enter into a long-term strategic partnership with SITQ Immobilier, a major

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international real estate company who shares our management philosophy of value creation and our belief in the dynamic growth of the Midtown Manhattan office market."



Denis Epoh, Director of Investments of SITQ Immobilier, added, "We are pleased to make our first investment in the Manhattan office market with SL Green as our partner. We believe that our partnership represents the ideal combination of their local market expertise and our global perspective and experience."



Stonehenge Partners advised SITQ Immobilier on this transaction. SL Green was advised by Schonbraun, Safris McCann and Bekritsky & Co., L.L.C.



SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that primarily owns, manages, leases, acquires and repositions office properties in Manhattan.



This release contains forward-looking information based upon the Company's current best judgement and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate market, competitive market conditions, general economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.



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